Exhibit 99.1

SPY Optic™ 2070 Las Palmas Drive Carlsbad, CA 92011 PH: (760) 804-8420 FX: (760) 804-8442 www.spyoptic.com

ORANGE 21 ANNOUNCES CORPORATE NAME CHANGE TO SPY INC., STOCK SYMBOL

CHANGE TO “XSPY”

So Calif. Eyewear Co. Punctuates Focus on Core Brand with Eponymous Return

CARLSBAD, Calif.—Orange 21 Inc. (OTC.BB: ORNG.OB-News) today announced that it has changed its corporate name to SPY Inc. effective Feb. 15, 2012 and has received preliminary approval to change its stock symbol to “XSPY” (OTC.BB: XSPY) effective that same date.

On Feb. 6, 2012, Orange 21 Inc., a Delaware corporation, filed a Certificate of Ownership and Merger to effect a merger of the Company’s wholly-owned subsidiary, SPY Inc., with and into the Company, and to change the Company’s legal name to “SPY Inc.,” effective Feb. 15, 2012.

Also on Feb. 15, 2012, the Second Amended and Restated Bylaws of the Company reflecting the name change, as previously approved by the Company’s board of directors, will become effective. Other than the name change, no changes will be made to the Company’s bylaws in effect prior to Feb. 15, 2012.

“The changing of our Company name back to SPY harks to the business’s renewed focus on its most important and valuable asset—the SPY brand,” says SPY CEO Michael Marckx. “The Company’s design, marketing, financial resources and psychic energy are now singularly concentrated on SPY.”

Orange 21 decided to cease any new purchase orders of additional inventory for the O’Neill®, Melodies by MJB® or Margaritaville® brands in 2011 and sold-off interest in its former Italian-based manufacturing subsidiary, LEM, on Dec. 31, 2010.

In connection with the name change, SPY Inc. anticipates it will begin trading under the new ticker symbol “XSPY” on the OTC Bulletin Board on or about Feb. 15, 2012. The Company’s common stock has been assigned a new CUSIP number of 85219W107 in connection with the name change, to be effective on Feb. 15, 2012.

Outstanding stock certificates for shares of the Company are not affected by the name change; they continue to be valid and need not be exchanged.

About SPY®

Orange 21 Inc. designs, develops, markets and produces premium products for the action sports, motorsports, snowsports, cycling and multisport, ophthalmic, and lifestyle and fashion markets under the brands SPY®, SPY Optic™, SPY Performance™ and SPY Rx™.

CONTACT:	Alain Mazer SPY Optic Ph. 760.444.9761 email: amazer@spyoptic.com